Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS
FOR FISCAL 2006 FIRST QUARTER

Wilmington, MA (January 5, 2006) — UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its fiscal 2006 first quarter, the thirteen weeks ended November 26, 2005.

Revenues for the quarter were a record $199.3 million, a 5.8% increase from $188.4 million in the same period a year ago. First quarter net income was $11.4 million. This translated to $0.59 per diluted common share compared to last year’s first quarter net income of $13.4 million, or $0.69 per diluted common share.

The primary reason for this $2.0 million decrease in net income was the Company’s Specialty Garments (nuclear and clean room) segment. This segment’s income from operations decreased approximately $3.1 million from the first quarter of fiscal 2005 to the first quarter of fiscal 2006. This decrease in profitability of Specialty Garments is directly attributable to a decrease in revenues of 21.0% between comparable periods due primarily to the conclusion of a significant contract in fiscal 2005. In addition, income from operations for the Company’s First Aid segment decreased approximately $0.6 million from the first quarter of fiscal 2005 to the first quarter of fiscal 2006. Excluding the Company’s Specialty Garments and First Aid segments, revenues and income from operations from the Company’s core laundry business increased 8.6% and 6.2%, respectively.

As a percentage of overall revenues, operating costs increased 1.8% from 61.3% for the first quarter of fiscal 2005 to 63.1% for the first quarter of fiscal 2006. This increase is due primarily to higher fuel and natural gas costs as well as the decrease in Specialty Garments revenues discussed above. In addition, selling costs have increased as a percentage of revenues from fiscal 2005 to fiscal 2006 as the Company has increased its sales force over the last year.

“We are pleased with the revenue and profitability growth we saw in the quarter from our core laundry business. These positive results were achieved despite higher operating costs. As for our nuclear business, it has always been more volatile than our core laundry business due to the narrower focus of its services. We’re optimistic that this segment will begin to replace the revenues lost from the completion of this contract with new sales volume as the year progresses,” said Ronald D. Croatti, UniFirst’s President and Chief Executive Officer.

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,200 team partners who serve approximately 190,000 customer locations in 46 states, Canada and Europe from 179 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; the speed of business recovery from recent hurricanes in the southeast; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

[Tables follow]

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Thirteen Weeks Ended
(In thousands, except per share data)	November 26, 2005	November 27, 2004
Revenues	$199,325	$188,434
Costs and expenses:
Operating costs (1)	125,731	115,465
Selling and administrative expenses (1)	42,066	39,169
Depreciation and amortization	10,932	10,663

	178,729	165,297

Income from operations	20,596	23,137

Other expense (income):
Interest expense	2,331	2,191
Interest income	(256)	(369)
Interest rate swap income	—	(223)

	2,075	1,599

Income before income taxes	18,521	21,538
Provision for income taxes	7,131	8,184

Net income	$11,390	$13,354

Income per share - Basic:
Common Stock	$0.66	$0.78
Class B Common Stock	$0.53	$0.62
Income per share - Diluted:
Common Stock	$0.59	$0.69
Weighted average number of shares outstanding - Basic:
Common Stock	9,619	9,281
Class B Common Stock	9,620	9,926

	19,239	19,207

Weighted average number of shares outstanding - Diluted:
Common Stock	19,328	19,277

Dividends per share:
Common Stock	$0.0375	$0.0375
Class B Common Stock	$0.0300	$0.0300

    (1)        Exclusive of depreciation and amortization.

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	November 26, 2005	August 27, 2005
Assets
Current assets:
Cash and cash equivalents	$3,229	$4,704
Receivables, net	85,446	78,497
Inventories	30,712	31,021
Rental merchandise in service	73,369	69,808
Deferred income taxes	9,080	8,983
Prepaid expenses	3,777	1,492

Total current assets	205,613	194,505

Property and equipment:
Land, buildings and leasehold improvements	263,058	260,515
Machinery and equipment	272,473	268,272
Motor vehicles	78,647	76,147

	614,178	604,934
Less - accumulated depreciation	307,542	299,983

	306,636	304,951

Goodwill	188,165	187,793
Customer contracts and other intangible assets, net	55,140	56,481
Other assets	8,994	4,575

	$764,548	$748,305

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations	$604	$1,084
Accounts payable	41,491	36,720
Accrued liabilities	74,190	76,141
Accrued income taxes	10,578	3,992

Total current liabilities	126,863	117,937

Long-term obligations, net of current maturities	170,764	175,587
Deferred income taxes	42,538	42,439
Shareholders' equity:
Common stock	967	960
Class B common stock	957	964
Capital surplus	13,911	13,462
Retained earnings	405,650	394,910
Accumulated other comprehensive income	2,898	2,046

Total shareholders' equity	424,383	412,342

	$764,548	$748,305